Exhibit 99.1
Jim Keane, President and CEO of Steelcase Inc., Announces Retirement

Sara Armbruster to Become President and Chief Executive Officer, Effective October 4, 2021
GRAND RAPIDS, Michigan; April 19, 2021 – Steelcase Inc. (NYSE: SCS) President and CEO Jim Keane, announces he will be retiring on January 7, 2022, after 25 years with the company, including more than seven years as CEO. Keane will remain President and CEO until October 4, 2021, at which time he will become vice chair and will serve in that role until his retirement from the company.
Sara Armbruster, who has been appointed Executive Vice President and a member of the Steelcase Board of Directors, will take over as President and CEO on October 4, 2021.
Keane, 61, joined the company in 1997. During this time, he held positions including chief operating officer, chief financial officer, president, and chief executive officer. In his time with the company, he led global teams responsible for corporate strategy, IT, research, product development, design, engineering, manufacturing, sales, and distribution. Appointed to Steelcase’s Board of Directors in 2013, Keane also serves on the boards of Rockwell Automation, IDEO, the Economics Club of Grand Rapids, the Business and Institutional Furniture Manufacturer’s Association (BIFMA) and is on the board of trustees of Grand Valley University Foundation. He is both an at-large member and board member of the Business Roundtable – an association of chief executive officers from America’s leading companies.
Keane transformed the company into a globally integrated enterprise, curating a strong organizational culture of rapid and decentralized decision-making. He established the Steelcase Learning + Innovation Center in Munich – a global hub where employees, dealers and guests come together to learn and innovate the future of work. His ability to foster creativity and drive innovation has enabled Steelcase to lead the transformation of the office landscape – from places designed solely around efficiency, to dynamic places that support the changing nature of work.
Keane's belief in using business as a force for good is evidenced by the company’s commitment to ESG. Steelcase is an original signatory to the Business Roundtable’s 2019 Statement on the Purpose of a Corporation, where Keane and other signing CEOs committed to lead their companies for the benefit of all stakeholders. ISS, an investor ratings agency that grades companies on their holistic commitment to ESG, ranked Steelcase the highest in its industry, with only two companies rated higher in the July 2020 ISS ESG Corporate Rating. Steelcase was also recognized by the Wall Street Journal as one of “The 100 Most Sustainably Managed Companies in the World.” In 2020, the company achieved carbon neutrality and set ambitious, science-based targets to move beyond net zero emissions by 2030.
“The Board of Directors and I would like to thank Jim for his incredible leadership as CEO these past seven years and dedication to Steelcase the past quarter of a century,” said Rob Pew, Chair of the Steelcase Board of Directors. “Under his leadership, the company has experienced tremendous levels of innovation and growth. Jim led the business through the recent global crisis and leaves Steelcase in a strong strategic and financial position. We wish him the best in his retirement.”
“I have never been more excited about the future of Steelcase,” said Keane. “Still, after 25 years, it’s the right time for me to move forward, and with the crisis ending, the recovery taking shape, and a number of innovative new products ready to go, it will be the perfect time for the company to welcome a new CEO.”
The Steelcase Board of Directors began planning this CEO transition approximately two years ago with a final assessment process taking place over recent months. The rigorous evaluation process included a series of discussions and presentations from multiple candidates. “I want to thank our Board for their attention and commitment to this important decision. Sara excelled through the assessment process, demonstrating her thoughtfulness, collaborative design-thinking capabilities and inclusive mindset,” said Pew.
Since joining the company in 2007, Armbruster, 50, has led corporate strategy and acquisition activities. She has additionally led multiple businesses at Steelcase, including Steelcase Education, Steelcase Health and PolyVision Corporation. Her diverse responsibilities include leading information technology, global design research, new business initiatives, and the company’s COVID global crisis response team.

Armbruster currently serves on the board of directors of Winnebago Industries and sits on the board of advisors of the Institute of Design at the Illinois Institute of Technology. She is also actively involved with numerous non-profit organizations in West Michigan. Before joining Steelcase, Armbruster worked at McKinsey & Company and served as vice president of business development at Banta Corporation, where she led strategy development and managed all merger and acquisition activity.
Armbruster holds an MBA from the Amos Tuck School at Dartmouth College, a master’s degree in international relations from the Paul H. Nitze School of Advanced International Studies at Johns Hopkins University, and a bachelor’s degree in Slavic languages and literatures from Yale University.
“Sara will be the tenth CEO in our 109-year history,” said Pew. “Her strategy expertise, leadership style and over two decades in executive positions uniquely qualify her to step into this role.”
“I’m delighted Sara has been chosen by the Board as our next CEO,” said Keane. “All along, I’ve relied on Sara as my partner in developing strategy, and more recently I turned to her to lead us through crises. She is a well-respected people leader with a deep commitment to the values that make Steelcase a great place to work.”
“I am truly honored to accept this new role and grateful for the 14 years I worked closely with Jim Keane,” said Armbruster. “I’m proud to work alongside our strong senior leadership and incredibly talented, committed teams around the world. This is an important moment of growth for our company as the places where people work and learn are being reimagined. Thanks to Jim, Steelcase is tremendously well positioned at a time when leadership in shaping the future of work is critical.”
About Steelcase
Leading organizations around the world trust Steelcase to help them create workplaces that help people feel safe and are productive, inspiring, and adaptable with our architecture, furniture, and technology solutions – accessible through a network of channels, including over 800 Steelcase dealer locations. Steelcase is a global, industry-leading, and publicly traded company with fiscal year 2021 revenue of $2.6 billion. For more information, visit www.steelcase.com.